Exhibit 10.6

TRANSOCEAN MANAGEMENT LTD.

DATE:	December 19, 2008

TO:	[ ]

SUBJ:	Benefits and Compensation for your Transfer to Geneva, Switzerland

The following is a summary of your pay and benefits for the subject transfer effective upon arrival to Geneva during the [            ] quarter of 2009. This summary supersedes any existing understanding you may have with the Company and/or an affiliate. Any items or details not specifically mentioned below will be per the Company policy in effect at any given time.

Pursuant to the transfer, you shall move to Geneva, Switzerland on or about [            ] 2009 and shall devote your best efforts and all of your business time and attention (except for usual vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and will no longer take instruction during the period of secondment from TODDI but instead from the Company.

Job Title:	[ ]

Status:	Expatriate Resident – Seconded

Cost Center:	0474

Base Salary:	$[ ] per month

Grade:	EXE

Performance Bonus	[ ]% of Base Salary (contingent on approval by the Executive
Opportunity:	Compensation Committee of the Board of Directors of Transocean Ltd.)

Long Term Incentive Plan:	Eligible to participate in the Long Term Incentive Plan of Transocean Ltd.

Cost of Living Allowance:	A cost of living allowance of 15% of base salary will be provided, payable via monthly payroll. The cost of living allowance is restricted to a maximum of $6,250 per month and is capped at 60 months from the date of first payment.

Housing & Utility Allowance:	A housing and utility allowance of CHF [ ] per month will be provided via local monthly payroll, capped at 60 months from the date of first payment.

Transportation Allowance:	A transportation allowance of CHF 1,000 per month will be paid via monthly local payroll, capped at 60 months from the date of first payment. A hire car will be provided at Company cost for up to one month from date of arrival in Geneva.

Vacation:	25 working days per year.

Vacation Allowance:	A vacation travel allowance equivalent to the value of a roundtrip, high season IATA “Y” economy fare for the routing Geneva-Houston-Geneva for the eligible employee and their qualified dependents will be calculated annually and paid semi-annually in June and December of each calendar year.

Education Allowance:	100% tuition cost for eligible children age 4 through the end of the school year in which the child reaches age 19. If you choose the option to use a Boarding School in your home country, the boarding school fees are paid up to a maximum of US$30,000 per school year.

Relocation:	Guaranteed Home Purchase and Home Capital protection to be provided as per policy in the U.S. Household goods shipment of 40-foot container plus 500 pounds airfreight. Relocation allowance of one-month base salary plus $10,000 (capped at $30,000), payable upon your arrival and [ ] receipt of your acknowledgment of this memorandum. Contact [ ] at [ ] or [ ] for assistance.

Temporary Accommodation:	Temporary accommodation will be provided by Company for a period of up to 6 months from the date of transfer. Temporary accommodation includes rental, utilities and servicing (once per week).

Tax Scheme:	A hypothetical tax rate will be withheld from income generated from base salary, bonus payments and Long Term Incentive Plan awards. The hypothetical tax rate will be calculated to ensure that your total Swiss and US tax burden will be equalized to your “stay at home” tax liability on the base salary, bonus payments and awards made under the Long Term Incentive Plan. The Company will further pay on your behalf any Swiss wealth tax liability. This tax scheme is provided for a maximum of 60 months from the date of assignment to Switzerland.

Tax Preparation:	You will be required to provide the Company with a Power of Attorney for the filing and payment of Swiss taxes on your behalf, including any wealth tax payments that may be due. You will be required to assist the Company in the timely filing of tax returns on your behalf. In addition, you are eligible for a financial and tax planning benefit of up to $6,000 or equivalent. PWC have been engaged to provide this service to you and you are recommended to contact them prior to your assignment to Geneva. This benefit must be used within the first 6 months of arrival in Geneva.

Pay Schedule:	Except where otherwise noted, you will be paid on the Company’s monthly U.S. dollar payroll on the last banking day concurrent with or prior to the last day of each month.

Visa:	You must have your work visa prior to entry into Switzerland. Contact [ ] at [ ] or [ ] for assistance.

Benefits:	Contact [ ] at [ ] or [ ] regarding your Health/ Medical, Savings and Retirement Plans and to discuss any changes that may occur and have you complete any enrollment forms that may be required.

Termination:	The secondment may be terminated by either party with a notice period of three months.

Governing law and arbitration:	During your secondment, you will be subject to the laws of Switzerland excluding any conflicts of laws principles

Repatriation:	Unless terminated for cause, upon termination of the secondment you and your qualified dependents will be repatriated to your Home country. You will be reimbursed for reasonable and documented repatriation costs.

The above base salary, performance bonus opportunity, and allowances will be reviewed at least annually, and may be changed in accordance with the policies, principles and market conditions in place at the time.

The pay and benefits outlined above are subject to obtaining a certificate of coverage from the US Social Security Administration. As a consequence, they are limited to a period of 5 years or less from the date of transfer to Geneva.

If you have any questions, please contact your Human Resource Manager.

The pay and benefits confirmed by this Memorandum are governed by the legal plan documents and policies which govern the various plans and arrangements. They may be amended from time to time. Any changes will be notified either individually or through a general notice.

cc:	Reporting Manager, Geneva HR, Relocation Coordinator

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